UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Consent Statement

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☐           Definitive Consent Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

ZORAN CORPORATION
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
COWEN OVERSEAS INVESTMENT LP
RAMIUS ADVISORS, LLC
RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
JON S. CASTOR
DALE FULLER
THOMAS LACEY
JEFFREY MCCREARY
JEFFREY C. SMITH
EDWARD TERINO

(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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Ramius Value and Opportunity Master Fund Ltd, together with the other participants named herein (collectively, “Ramius”), has made a definitive filing with the Securities and Exchange Commission of a consent statement and an accompanying WHITE consent card to be used to solicit consents from stockholders of Zoran Corporation, a Delaware corporation (“Zoran”) for the removal of six current directors of Zoran and the election of Ramius’ six nominees.

On January 21, 2011, Ramius issued the following press release:

Ramius Files Investor Presentation

Urges Shareholders to Support Ramius' Efforts to Restore Credibility and Enhance Value at Zoran by Executing and Delivering a WHITE Consent Card Today

NEW YORK, Jan. 21, 2011 -- Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today announced it has filed an investor presentation with the Securities and Exchange Commission ("SEC") in connection with its consent solicitation seeking to remove and replace six members of the Zoran Corporation (Nasdaq: ZRAN - News) Board of Directors with Ramius' highly qualified nominees.

In the investor presentation, Ramius makes a case that change on the Board of Directors is warranted given (a) long-term fundamental underperformance, (b) that Ramius' proposed plan to enhance value at Zoran is better than the Company's current plan, and (c) that the Ramius nominees are more qualified to oversee a successful turnaround of Zoran than the incumbent Board members.

Ramius is one of the largest shareholders of Zoran, beneficially owning approximately 9.3% of the shares outstanding.  Holders of Zoran shares as of the close of business on January 7, 2011, the record date for the Consent Solicitation, are entitled to execute and deliver a WHITE consent card in support of Ramius' proposals.

The investor presentation is available at the SEC's website at http://www.sec.gov and will also be available at www.shareholdersforzoran.com.

Highlights of the presentation include:

•	The current Board has overseen an extended period of underperformance.

•
Zoran's stock price has underperformed peers materially over the last one-, three-, and five-year periods (underperformance versus the peer group of -76.8%, -69.4%, and -82.3% over the last one-, three-, and five-year periods, respectively)

•
The current Board has overseen poor allocation of corporate resources marked by significant expenditures on R&D and acquisitions that have failed to produce shareholder value (over the past six years Zoran has spent $800 million on research and development and acquisitions yet, as of December 3, 2010, the Company had an enterprise value of merely $100 million)

•	Zoran's strategy to create value for shareholders is highly questionable.

•	Zoran's proposed solution to improve revenue in DTV by investing heavily in R&D to penetrate the tier-one market is a flawed strategy that may result in continued losses

•	Zoran's plan to improve its DTV business with the acquisition of Microtune is a flawed business proposition

•	Ramius' Nominees have a better plan to create value at Zoran by taking steps to greatly improve profitability.

•	Explore strategic alternatives to maximize value for the DTV business and minimize future losses

•	Refocus the Microtune segment on the highly profitable cable business and exit or reduce expenses in the underperforming DTV business

•	Significantly reduce operating expenses to return the DVD segment to profitability

•	Facilitate strengthening of Zoran's financial, segment, management and external reporting to provide more complete and relevant information to shareholders

•	The current Zoran Board collectively has limited industry experience, minimal vested financial interest and an average Board tenure of 20 years.

•	For the last three years, Zoran has ignored ISS' recommendation that Zoran seek new Board members.

•	Ramius' nominees have strong relevant experience and are committed to representing the best interests of all Zoran stockholders.

If you have any questions, require assistance with submitting your WHITE consent card, or need additional copies of the proxy materials, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll-Free at: (877) 717-3898
Banks and Brokers Call Collect at: (212) 750-5833

ABOUT RAMIUS LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo and Munich.

CONTACT:
Peter Feld, 212-201-4878
Gavin Molinelli, 212-201-4828